Exhibit 99.1

FOR FURTHER INFORMATION:
David I. Vickers, Chief Financial Officer
(440) 878-2941

Gayle Vixler Bentkowski, Senior Vice President
(440) 572-8848
Ceres Group Reports Second Quarter 2005 Results
And Updates 2005 Earnings Guidance
Cleveland, OH, August 3, 2005
For the quarter:
•	Net income of $4.7 million ($0.13 per share)

•	Senior Segment pre-tax income of $4.2 million

•	Medical Segment pre-tax income of $3.4 million
For the six months:
•	Net income of $9.5 million ($0.27 per share)

•	Senior Segment pre-tax income of $7.5 million

•	Medical Segment pre-tax income of $6.4 million
Ceres Group, Inc. (NASDAQ: CERG) today reported net income of $4.7 million ($0.13 per share), for the second quarter of 2005, including $0.5 million ($0.01 per share) from net realized investment gains. This compares to net income of $4.9 million ($0.14 per share) for the second quarter of 2004, including $0.1 million from net realized investment gains.
For the first six months of 2005, the company reported net income of $9.5 million ($0.27 per share), including $0.6 million ($0.02 per share) from net realized investment gains; $0.7 million ($0.02 per share) from net unrealized investment losses related to securities classified as trading securities; and a $1.0 million ($0.03 per share) federal income tax benefit related to the reduction of federal income tax reserves associated with the elimination of the company’s untaxed policyholder surplus account exposure. This compares to net income of $11.1 million ($0.31 per share) for the first six months of 2004, including $0.2 million from net realized investment gains and $1.9 million ($0.05 per share) related to the decrease in the valuation allowance for deferred taxes.

Ceres Group, Inc. • 17800 Royalton Road • Cleveland, Ohio 44136
(440) 572-2400 • (800) 643-2474 • Fax (440) 878-2959 • www.ceresgp.com

Ceres Group, Inc.

“Although both of our business segments were profitable in the first half of 2005, our earnings performance was below our expectations due to a higher-than-expected Medicare supplement loss ratio and higher-than-expected claims severity in our Medical Segment,” said Tom Kilian, president and chief executive officer of Ceres. “In addition, sales were not as strong as anticipated in the first half of 2005. Over the last year, we have made a significant investment in our sales efforts by adding qualified sales management, devoting resources to product development and increasing our distribution reach. New product introductions were rolled out in early July, and we are optimistic that they will positively affect future sales and help us achieve improved profit margins.
“In May, we announced a stock repurchase program of up to $10 million of our common stock,” Kilian added. “In the second quarter, we repurchased 294,646 shares of our common stock, or approximately $1.7 million, in open market transactions. We expect to continue to purchase shares from time to time in the open market or in private transactions.
“We are also pleased to announce that in June we entered into an exclusive marketing agreement with Coventry Health Care and its affiliates (NYSE: CVH) to offer to both new customers and our approximately 100,000 current senior insureds Medicare Part D Prescription Drug Benefit Plans pursuant to the Medicare Modernization Act of 2003,” Kilian added. “We plan to participate in 25% of the risk on all Part D policies sold by our agents. This prescription drug insurance program presents an important marketing opportunity for us, and we believe this partnership with Coventry, a national managed healthcare company with over $6.5 billion in revenue, is an ideal way for us to participate. We look forward to adding these plans to our senior product portfolio.”
Segment Results
Ceres reports its financial results in two primary business segments: Senior and Medical.
Senior Segment (Medicare supplement, long-term care, dental, life insurance, and annuities)
Pre-tax income for the quarter was $4.2 million, including $0.4 million from net realized investment gains, compared to $5.1 million in the second quarter of 2004. Pre-tax income for the first six months was $7.5 million, including $0.5 million from net realized investment gains and $0.9 million from net unrealized investment losses related to trading securities. This compares to pre-tax income of $7.6 million for the same period of 2004.
Benefits, claims, losses and settlement expenses in the Senior Segment were $40.0 million, compared to $33.6 million for the second quarter of 2004. The Senior Segment benefit and claims loss ratio was 78.7%, compared to 74.7% in the second quarter of 2004. The increase in the loss ratio was due primarily to an increase in the Medicare supplement loss ratio from 72.2% in the second quarter of 2004 to 77.4% in the second quarter of 2005, reflecting the adverse development of the March 31, 2005 claim reserves.
For the six months, benefits, claims, losses and settlement expenses in the Senior Segment were $78.5 million, compared to $67.3 million for the first six months of 2004. The Senior Segment benefit and claims loss ratio was 77.8%, compared to 76.0% for the first six months of 2004. This increase was due to an increase in the Medicare supplement loss ratio from 70.7% in the first half of 2004 to 74.7% in the first half of 2005. The Medicare supplement loss ratio is expected to be lower in the second half of the year as the full impact of the 2005 rate increases on this business takes hold, and consistent with the historical seasonality of this product. The Medicare supplement loss ratio is now expected to be approximately 72.6% for the full year 2005, compared to 71.9% for 2004.

Ceres Group, Inc.

“Our Senior Segment premiums continued to increase compared to last year due to new business and the implementation of our 2005 rate increases,” Kilian said. “While we anticipated a challenging sales environment given our 2005 rate increases and a competitive senior market, new sales have still been below our expectations. Beginning in late 2004, we took steps to contend with the sales challenges we presently face and we continue to proactively address these challenges today.
“In late June, we introduced new Medicare supplement products through our Provident American Life and Health Insurance Company (PALHIC) subsidiary,” Kilian added. “We also developed a career distribution channel and have begun contracting distributors to focus specifically on marketing senior products. In addition, we rolled out and began selling new senior life insurance plans. We feel we have made significant strides in improving our portfolio of products for the senior market, and have built the infrastructure for improved sales results through the balance of the year.”
Medical Segment (catastrophic and comprehensive medical plans)
Pre-tax income for the quarter was $3.4 million, including $0.2 million from net realized investment gains, compared to $3.0 million in the second quarter of 2004. Pre-tax income for the first six months of 2005 was $6.4 million including $0.1 million from net realized investment gains, compared to $7.5 million in 2004.
Benefits, claims, losses and settlement expenses in the Medical Segment were $38.4 million, compared to $43.9 million in the second quarter of 2004. The Medical Segment benefit and claims loss ratio was 69.7%, compared to 70.0% for the second quarter of 2004.
For the six months, benefits, claims, losses and settlement expenses in the Medical Segment were $77.3 million, compared to $86.7 million for the first six months of 2004. The Medical Segment benefit and claims loss ratio was 69.3%, compared to 67.8% for the first six months of 2004, due to the increased severity of large claims primarily in the first quarter. The loss ratio in the Medical Segment is expected to be higher in the balance of 2005 consistent with historical quarterly seasonality patterns.
“Product development is also a major priority in our Medical Segment,” Kilian said. “In early July, we launched a new series of major medical plans that were developed to offer consumers a variety of benefit levels to accommodate different budgets. We expect to begin seeing new sales of these higher margin products during the second half of the year. Sales of HSA-qualified plans continue to increase, and now represent approximately 74% of our new sales to small employer groups and 12% of our new sales to individuals, families and associations.”
Outlook
Due to the higher-than-expected Medicare supplement loss ratio in the first half of the year and higher-than-expected claims severity in the Medical Segment, the company is adjusting its earnings guidance for the full year 2005. The company now expects net income per diluted share of $0.48 to $0.51 for the full year (including the $0.03 per share favorable impact of the reduction in federal income tax reserves) versus its prior estimate of $0.50 to $0.53 per diluted share. In the company’s outlook for 2005, net income per diluted share excludes the impact of net realized and unrealized gains or losses.

Ceres Group, Inc.

“We had expected our 2005 Medicare supplement rate increases to both adequately address anticipated medical inflation and to have a more positive impact on profitability in the first half of this year. Further, we had not expected some of the large claim experience that we have seen in our Medical Segment,” Kilian said. “We are disappointed with the downward adjustment in our earnings guidance, and we intend to pursue additional cost reductions, as well as appropriate rate increases, to achieve improved profitability.
“We remain committed to positioning Ceres for long-term results,” Kilian added. “In both business segments we plan to continue to enhance our product portfolios, control our expenses and improve profitability and margins. Our focus remains on providing competitive products to select markets.”
A conference call with management regarding second quarter 2005 results is scheduled for 1:00 p.m. (Eastern) on August 3, 2005. To listen to the live conference call over the Internet, go to www.ceresgp.com or http://phx.corporate-ir.net/playerlink.zhtml?c=71415&s=wm&e=1103396. To listen to the webcast, please log onto this site at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available after the call.
FINANCIAL TABLES TO FOLLOW

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES
Premiums, net
Medical	$55,107	$62,665	$111,673	$127,892
Senior and other	50,801	44,914	100,871	88,516

Total premiums, net	105,908	107,579	212,544	216,408
Net investment income	6,798	6,686	12,881	12,949
Net realized/unrealized gains (losses)	736	130	(104)	238
Fee and other income	4,163	4,646	8,751	9,863

	117,605	119,041	234,072	239,458

BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement expenses
Medical	38,416	43,885	77,336	86,699
Senior and other	39,967	33,558	78,453	67,308

Total benefits, claims, losses and settlement expenses	78,383	77,443	155,789	154,007
Selling, general and administrative expenses	31,809	32,963	64,321	66,574
Net amortization and change in acquisition costs and value of business acquired	26	965	467	4,439
Interest expense and financing costs	180	166	355	338

	110,398	111,537	220,932	225,358

Income before federal income taxes	7,207	7,504	13,140	14,100
Federal income tax expense	2,535	2,612	3,619	3,034

Net income	$4,672	$4,892	$9,521	$11,066

Net income per share
Basic	$0.14	$0.14	$0.28	$0.32
Diluted	0.13	0.14	0.27	0.31

Weighted average shares outstanding
Basic	34,507	34,459	34,522	34,427
Diluted	34,805	35,276	34,682	35,162

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Investments	$496,668	$494,951
Cash and cash equivalents	27,674	22,635
Reinsurance receivable	133,125	130,345
Deferred acquisition costs	67,930	67,074
Value of business acquired	9,782	10,952
Goodwill and licenses	14,097	14,097
Other assets	24,157	25,939

Total assets	$773,433	$765,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Policy liabilities and benefits accrued	$496,899	$489,829
Deferred reinsurance gain	5,746	6,562
Other policyholders’ funds	16,812	19,016
Debt	9,188	10,750
Other liabilities	32,226	35,018

Total liabilities	560,871	561,175
Stockholders’ equity	212,562	204,818

Total liabilities and stockholders’ equity	$773,433	$765,993

Equity per common share:
After accumulated other comprehensive income (1)	$6.14	$5.93
Before accumulated other comprehensive income (1)	5.95	5.72
Book value per share excluding goodwill and licenses	5.74	5.52

(1)	Accumulated other comprehensive income relates primarily to the net unrealized gain (loss) on available-for-sale securities.

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
INDUSTRY SEGMENT DATA
Unaudited
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Medical
Revenues
Net premiums	$55,107	$62,665	$111,673	$127,892
Net investment income	890	1,248	1,861	2,494
Net realized/unrealized gains (losses)	203	(8)	122	26
Fee and other income	3,733	3,932	7,694	8,657

	59,933	67,837	121,350	139,069

Expenses
Benefits and claims	38,416	43,885	77,336	86,699
Other operating expenses	18,152	20,970	37,567	44,821

	56,568	64,855	114,903	131,520

Segment profit before federal income taxes	$3,365	$2,982	$6,447	$7,549

Senior and Other
Revenues
Net premiums	$50,801	$44,914	$100,871	$88,516
Net investment income	5,856	5,438	10,968	10,455
Net realized/unrealized gains (losses)	418	27	(456)	(9)
Fee and other income	430	714	1,057	1,206

	57,505	51,093	112,440	100,168

Expenses
Benefits and claims	39,967	33,558	78,453	67,308
Other operating expenses	13,306	12,463	26,473	25,259

	53,273	46,021	104,926	92,567

Segment profit before federal income taxes	$4,232	$5,072	$7,514	$7,601

Corporate and Other
Revenues
Net investment income	$52	$—	$52	$—
Net realized gains	115	111	230	221

	167	111	282	221

Expenses
Interest expense and financing costs	180	166	355	338
Other operating expenses	377	495	748	933

	557	661	1,103	1,271

Segment loss before federal income taxes	$(390)	$(550)	$(821)	$(1,050)

Income before federal income taxes	$7,207	$7,504	$13,140	$14,100

Medical loss ratio	69.7%	70.0%	69.3%	67.8%
Senior loss ratio	78.7%	74.7%	77.8%	76.0%
Overall loss ratio	74.0%	72.0%	73.3%	71.2%

Ceres Group, Inc.

About Ceres Group
Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insureds. Ceres’ nationwide distribution channels include independent agents and electronic distribution systems. Ceres is included in the Russell 3000® Index. For more information, visit www.ceresgp.com.
This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the company. Forward-looking statements are statements other than historical information or statements of current condition. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements herein should not be regarded as representation by the company or any other person that the objectives or plans of the company will be achieved. Many factors could cause actual results to differ materially from those contemplated by such forward-looking statements, including, among others, business conditions and competition in the healthcare industry, the failure to successfully implement the business plans (including the company’s growth strategy) for the company and its subsidiaries, failure to accurately predict claims liabilities, ability to institute necessary rate increases, ability to develop, market and administer new and competitive products, developments in healthcare reform and other regulatory issues (including failure to meet statutory capital requirements), rising healthcare costs, adverse outcomes in litigation and related matters, failure to comply with financial and other covenants in our loan agreement, and performance of our reinsurers. This review of important factors should not be construed as exhaustive. Investors and others should refer to Ceres’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q and other periodic filings, for a description of the foregoing and other factors. Ceres undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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